Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105397, 333-105398, and 333-65332 on Form S-8 of Axiall Corporation of our report dated June 15, 2015, appearing in this Annual Report on Form 11-K of Axiall Corporation 401(k) Retirement Savings Plan for the year ended December 31, 2014.

/s/ Babush, Neiman, Kornman & Johnson, LLP
Babush, Neiman, Kornman & Johnson, LLP

Atlanta, GA

June 15, 2015